As filed with the Securities and Exchange Commission on August 29, 2022

Registration Nos. 333-92040

333-37876

333-77631

333-70333

333-67781

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-3 Registration Statement No. 333-92040

Form S-3 Registration Statement No. 333-37876

Form S-3 Registration Statement No. 333-77631

Form S-3 Registration Statement No. 333-70333

Form S-3 Registration Statement No. 333-67781

UNDER THE SECURITIES ACT OF 1933

PLANTRONICS, INC.

(Exact name of registrant as specified in its charter)

Delaware		77-0207692
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
345 Encinal Street Santa Cruz, California 95060 (831) 420-3002
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David M. Shull President and Chief Executive Officer 345 Encinal Street Santa Cruz, California 95060 (831) 420-3002
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

 If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendment”) relate to the following Registration Statements (collectively, the “Registration Statements”) filed by Plantronics, Inc. (“Poly” or the “Registrant”):

•	Registration Statement on Form S-3, File No. 333-92040, filed with the Securities and Exchange Commission (the “SEC”) on July 5, 2002, registering 1,000,000 shares of Poly’s common stock, par value $0.01 per share (“Shares”), each of which Shares includes the right to purchase one one-thousandth of a share of Poly’s Series A Participating Preferred Stock (which share number does not take into account any stock split, stock dividend or similar transaction covered by Rule 416 under the Securities Act of 1933);

•	Registration Statement on Form S-3, File No. 333-37876, filed with the SEC on May 25, 2000, as amended by Amendment No. 1 filed with the SEC on June 5, 2000 and Amendment No. 2 filed with the SEC on June 13, 2000, registering 1,150,000 Shares;

•	Registration Statement on Form S-3, File No. 333-77631, filed with the SEC on May 3, 1999, registering 628,696 Shares;

•	Registration Statement on Form S-3, File No. 333-70333, filed with the SEC on January 8, 1999, as amended by Amendment No. 1 filed with the SEC on January 13, 1999, registering 1,782,500 Shares; and

•	Registration Statement on Form S-3, File No. 333-67781, filed with the SEC on November 23, 1998, registering 1,000,000 Shares.

On March 25, 2022, Poly entered into an Agreement and Plan of Merger (the “Merger Agreement”) with HP Inc., a Delaware corporation (“HP”), and Prism Subsidiary Corp., a Delaware corporation and wholly owned subsidiary of HP (“Merger Sub”). On August 29, 2022, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Poly (the “Merger”), with Poly surviving the Merger as a wholly owned subsidiary of HP.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Poly has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by Poly in the Registration Statements to remove from registration, by means of post-effective amendments, any securities that had been registered for issuance that remain unsold at the termination of the offering, Poly hereby removes and withdraws from registration all such securities of Poly registered under the Registration Statements that remain unsold as of the date hereof. As a result of the deregistration, no such securities remain registered pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Cruz, State of California, on August 29, 2022. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

PLANTRONICS, INC.

By:	/s/ Lisa Bodensteiner
	Name:	Lisa Bodensteiner
	Title:	Chief Legal and Compliance Officer and Corporate Secretary